Exhibit 5.2

[Letterhead of Clifford Chance LLP]

23 February 2012

Barclays Bank PLC

1 Churchill Place

London E14 5HP

Dear Sirs

Barclays Bank PLC

U.S.$1,250,000,000 2.750 per cent. Senior Notes due 2015

We have acted, and have prepared this letter, on the instructions of Barclays Bank PLC (the “Issuer”) in connection with the issue by the Issuer of U.S.$1,250,000,000 2.750 per cent. Senior Notes due 2015 (the “Senior Debt Securities”) under the indenture dated 16 September 2004 (the “Senior Debt Indenture”) between the Issuer and The Bank of New York Mellon, as trustee.

1.	Documents

For the purposes of this letter, we have examined inter alia the following:

(a)	The base prospectus dated 31 August 2010 relating to, inter alia, the Senior Debt Securities (the “Base Prospectus”).

(b)	The prospectus supplement dated 15 February 2012 relating to the Senior Debt Securities (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

(c)	A copy of the Underwriting Agreement – Standard Provisions dated 6 October 2010 relating to the Senior Debt Securities (the “Underwriting Agreement”).

(d)	A copy of the pricing agreement dated 15 February 2012 relating to the Senior Debt Securities (the “Pricing Agreement”).

(e)	A copy of the Senior Debt Indenture.

(f)	Copies of the Barclays Bank Acts 1925 and 1984 and the Barclays Group Reorganisation Act 2002.

(g)	A copy of the articles of association of the Issuer as adopted on 30 April 2010.

(h)	A copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 14 April 1994 certified a true copy by Patrick Gonsalves.

(i)	A copy of an extract of a minutes of a meeting of the board of directors held on 14 February 2008 certified as a true copy by Charlotte Brehaut.

(j)	A copy of the written resolutions of the Fund Raising Committee of the board of directors of the Issuer (the “Fund Raising Committee”) passed on 21 April 2011 certified as a true copy by Anthony Geffin.

The Underwriting Agreement and the Pricing Agreement shall together be referred to as the “Issue Documents”. Terms and expressions which are defined in the Underwriting Agreement or the Pricing Agreement have the same respective meanings where used in this letter.

2.	English Law

This Opinion is governed by English law, relates only to English law as applied by the English courts as at today’s date and does not extend to the laws of any other jurisdiction. All non-contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law.

3.	Assumptions

The opinions set out in this letter are based upon the following assumptions:

3.1	All signatures, stamps and seals are genuine, all original documents are authentic, all deeds and counterparts were executed in single physical form and all copy documents are complete and conform to the originals.

3.2	Each party (other than the Issuer) to the Issue Documents has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Issue Documents.

3.3	The resolutions of the Issuer’s board of directors as set out in the extract from the minutes referred to above were duly passed at a properly constituted and quorate meeting of duly appointed directors of the Issuer and have not been amended or rescinded and are in full force and effect.

3.4	That, as at 15 February 2012, Steve Penketh held the office of Managing Director, Capital Issuance and Securitisation.

3.5	That there has been no alteration in the status or condition of the Issuer as revealed by a search carried out against the Issuer with the Registrar of Companies on 23 February 2012 and an enquiry by telephone in respect of the Issuer at the Companies Court in London of the Central Index of Winding Up Petitions at 10.58 a.m. on 23 February 2012.

3.6	That there has been no alteration in the status or condition of the Issuer as revealed by an online search of the register of authorised persons under the Financial Services and Markets Act 2000 at or about 10.00 a.m. on 23 February 2012.

3.7	In resolving to create and issue the Senior Debt Securities and to enter into the Issue Documents the directors of the Issuer and the Fund Raising Committee referred to above acted in good faith to promote the success of the Issuer for the benefit of its members and in accordance with any other duty.

4.	Opinion as to English Law

On the basis of such assumptions and subject to the reservation set out below, we are of the opinion that the issue of the Senior Debt Securities has been duly authorised by or on behalf of the Issuer.

5.	Reservations

The opinion set out in paragraph 4 above is subject to a number of reservations. You should particularly note that it is our experience that searches and enquiries of the type referred to in paragraphs 3.5 and 3.6 above may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced.

6.	Limits of our Opinion

We express no opinion as to any agreement, instrument or other document other than as specified in this letter which may arise or be suffered as a result of or in connection with the Senior Debt Securities or their creation, issue, allotment or delivery. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Prospectus or the Issue Documents, nor have we been responsible for ensuring that the Prospectus contains all material facts. In particular, we have not been responsible for ensuring that the Prospectus complies with the rules of the New York Stock Exchange, or the requirements of any competent authority.

This letter is given solely for the purposes of the issue of the Senior Debt Securities and for the information of the persons to whom it is addressed, and may not be relied upon for any other purpose or by any other person.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated 15 February 2012. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933.

Yours faithfully

/s/ Clifford Chance LLP